COMMUNIQUÉ DE PRESSE / PRESS RELEASE
 POUR PUBLICATION IMMÉDIATE / FOR IMMEDIATE RELEASE

Longueuil, February 24, 2004

JIPANGU INC. DIVESTURE

Cambior Inc. has been advised today that Jipangu Inc. has sold 10,422,183 common shares of Cambior Inc. and has monetized its remaining 23,000,000 shares of Cambior through the sale of exchangeable debentures. The transactions are scheduled to close on February 27, 2004.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants (CBJ.WT.C) trade on the TSX.

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Longueuil, le 24 février 2004

DÉSINVESTISSEMENT DE JIPANGU

Cambior inc. a été avisée aujourd'hui que Jipangu a vendu 10 422 183 actions ordinaires de Cambior et a monétisé le solde de ses 23 000 000 actions de Cambior par la vente de débentures échangeables. La clôture des transactions est prévue le 27 février 2004.

Cambior inc. est une compagnie internationale aurifère avec des activités d'exploitation, de développement de projets et d'exploration dans les Amériques. Ses actions « CBJ » sont inscrites à la cote de la Bourse de Toronto (TSX) et de l'American Stock Exchange (AMEX). Ses bons de souscription (CBJ.WT.C) sont inscrits à la cote de la bourse de Toronto.

For additional information, please contact:
Pour des renseignements additionnels, veuillez communiquer avec :
CAMBIOR INC.
Robert LaVallière
Manager - Investor Relations
Directeur - Relations avec les investisseurs
Tel.: (450) 677-2699
Fax: (450) 677-3382
E-mail: info@cambior.com
Web: www.cambior.com
 PR-2004-05